Exhibit 99.1

iMergent Reports Fiscal First Quarter 2010 Financial Results

PHOENIX, Oct. 30, 2009 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its first fiscal quarter ended September 30, 2009.

Fiscal First Quarter 2010 Compared to 2009

Net income for the first quarter of fiscal 2010 was $718,000, or $0.06 per diluted common share, compared to a net loss of $7,499,000, or $0.66 per diluted common share in the same quarter last year. Income before income tax provision for the first quarter of fiscal 2010 was $1,100,000 compared to a loss of $1,618,000 in the same quarter last year. The positive results were due in large part to the continued success of cost saving initiatives which significantly reduced our selling and marketing expenses to approximately 46% of revenue in the current quarter down from approximately 63% of revenue in the same quarter last year. The income tax provision for the first quarter of fiscal 2010 was $382,000, compared to an income tax provision of $5,881,000 in the prior year quarter. The higher than normal income tax provision in the prior year quarter was primarily due to an increase in our valuation allowance and FIN 48 liability as a result of our settlement discussions with the IRS in the prior year.

Product and other revenues for the first quarter of fiscal 2010 were $12,684,000, compared to $19,401,000 for the same quarter last year. The lower product and other revenues were a result of a 26% reduction in the number of workshops conducted during the current quarter as compared to the prior year quarter, a decrease in the percentage of attendees purchasing to 23% in the current quarter, compared to 32% in the prior year quarter, as well as a 32% reduction in principal cash collected on our receivables portfolio. Commission and other revenues for the first quarter of fiscal 2010 decreased 40% to $4,694,000, compared to $7,865,000 for same quarter last year. Commission and other revenues are derived from commissions on sales of ancillary products by independent third-party partners as well as hosting and other revenues. The lower commission and other revenues were a result of a smaller number of leads sent to the independent third-party partners as a result of the reduction in number of previews and workshops, as well as a decrease in the percentage of customers utilizing these offerings.

Total operating expenses decreased 42% to $17,591,000 for the first quarter of fiscal 2010, compared to $30,528,000 for the first quarter last year, primarily as a result of the continuing impact of cost saving initiatives initiated in the third quarter of fiscal 2009 as well as reduced costs as a result of conducting fewer workshop events. Selling and marketing expenses as a percentage of revenue decreased to 46% for the first quarter of fiscal 2010 compared to 63% for the first quarter of fiscal 2009. The decrease is attributable to the continuation of cost savings initiatives in the current quarter which reduced our cost per direct response advertising piece which in turn decreased our advertising cost per buyer.

Cash provided by operating activities was $963,000 for the first quarter of fiscal 2010, compared to cash used for operating activities of $513,000 for the same period in fiscal 2009. As of September 30, 2009, cash and cash equivalents were $20,309,000, working capital was $16,495,000, and working capital excluding deferred revenue was $37,867,000. Total current and long-term net trade receivables were $27,903,000 as of September 30, 2009.

Steven G. Mihaylo, Chief Executive Officer of iMergent, stated, "We are pleased with these results, particularly since the first fiscal quarter is typically our slowest quarter of the year. The fiscal first quarter normally includes seasonal weakness due to summer vacations which inhibit our ability to conduct events during the first several weeks of July. Our cost saving initiatives and cost controls continue to improve which were instrumental in enabling us to obtain profitability in our first fiscal quarter for the first time since the September 2006 quarter. We continued to focus our efforts on improving our StoresOnline product offerings as well as developing our Crexendo Business Solutions division. We are continuing to work with our Value Added Resellers (VARs) to identify high quality leads for our Software as a Service (SaaS) based eCommerce solutions, search engine optimization (SEO) and search engine management (SEM) offerings to the small to medium enterprise market (SME). In addition to our VAR channel, we are working on developing a direct sales channel to address opportunities which exist outside the VAR customer base or market. We are pleased with the progress made with these efforts over the past quarter. We continue to make progress in the development of our hosted telecom service lines and reaffirm our expectation to launch our hosted telecom service during the first half of calendar 2010.

Conference Call

The company is hosting a conference call today, November 2, 2009, at 1:30 p.m. PT (4:30 p.m. ET). The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-990-8058 for domestic participants and 973-638-3325 for international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available two hours after the call through February 2, 2010 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 95395409. Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (1) continuing to focus on the small to medium enterprise market (SME) through its Crexendo Business Solutions division, 2) expecting to launch its hosted telecom service during the first half of calendar 2010. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the release of this press release, or to reflect the occurrence of unanticipated events.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-Q for the quarter ended September 30, 2009 and Form 10-K for the year ended June 30, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Tables to Follow

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except shares and per share data)

(unaudited)

	September 30, 2009	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$20,309	$20,474
Restricted cash	1,773	1,802
Trade receivables, net of allowance for doubtful accounts of $6,304 as of September 30, 2009 and $9,670as of June 30, 2009	19,427	20,771
Inventories	439	256
Income taxes receivable	137	1,826
Deferred income taxes	1,051	2,171
Prepaid expenses and other	4,650	1,524
Total Current Assets	47,786	48,824

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $4,114 as of September 30, 2009 and $4,437 as of June 30, 2009	8,476	9,985
Property and equipment, net	1,473	1,322
Deferred income taxes	5,650	4,975
Intangible assets, net	1,303	1,400
Other assets	331	348
Total Assets	$65,519	$67,354

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,124	$2,265
Accrued expenses	6,566	6,257
Income taxes payable	160	41
Dividend payable	––	229
Deferred revenue, current portion	21,372	23,627
Note payable, current portion	69	68
Total Current Liabilities	31,291	32,487

Deferred revenue, net of current portion	8,693	10,236
Note payable, net of current portion	30	47
Other long-term liabilities	187	184
Total Liabilities	40,201	42,954

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	––	––
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,446,320 shares outstanding as of September 30, 2009 and 11,425,320 shares outstanding as of June 30, 2009	11	11
Additional paid-in capital	52,982	52,782
Accumulated deficit	(27,675)	(28,393)
Total Stockholders' Equity	25,318	24,400
Total Liabilities and Stockholders’ Equity	$65,519	$67,354

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2009	2008
Revenues:
Product and other	$12,684	$19,401
Commission and other	4,694	7,865
Total revenues	17,378	27,266

Operating expenses:
Cost of product and other revenues	5,583	8,367
Selling and marketing	7,904	17,066
General and administrative	3,601	4,512
Research and development	503	583
Total operating expenses	17,591	30,528

Loss from operations	(213)	(3,262)
Other income (expense):
Interest income	1,343	1,861
Interest expense	(3)	(4)
Other expense, net	(27)	(213)
Total other income, net	1,313	1,644

Income (loss) before income tax provision
Income tax provision	(382)	(5,881)
Net income (loss)	$718	$(7,499)

Net income (loss) per common share:
Basic	$0.06	$(0.66)
Diluted	$0.06	$(0.66)
Dividends per common share:	$0.02	$0.11
Weighted average common shares outstanding:
Basic
Diluted	11,525,148	11,338,917

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$661	$(7,499)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	354	352
Stock-based compensation expense	429	337
Deferred income taxes	445	(499)
Changes in assets and liabilities:
Restricted cash	29	––
Trade receivables	2,853	(1,230)
Inventories	(183)	(50)
Income taxes receivable	1,689	(536)
Prepaid expenses and other	(2,830)	(2,818)
Other assets	17	(253)
Accounts payable and accrued expenses	1,118	3,998
Income taxes payable	176	(212
Deferred revenue	(3,798)	1,463
Other long-term liabilities	3	6,434
Net cash provided by (used for) operating activities	963	(513)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(358)	(337)
Acquisition of property held-for-sale	(296)	––
Proceeds from sale of available-for-sale securities	––	900
Net cash provided by (used for) investing activities	(654)	563

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	––	296
Principal payments on note payable	(16)	––
Dividend payments	(458)	(1,259)
Net cash used for financing activities	(474)	(963)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(165)	(913)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	20,474	26,184
CASH AND CASH EQUIVALENTS, END OF PERIOD	$20,309	$25,271

Supplemental cash flow information:
Interest paid	4	4
Income taxes paid	781	428
Non-cash investing and financing information:
Accrued purchases of property and equipment	50	––

CONTACT:  iMergent, Inc.

Steven G. Mihaylo, CEO

775-530-3955

Stevemihaylo@imergentinc.com